PARKER, MILLIKEN, CLARK, O'HARA & SAMUELIAN
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                        333 SOUTH HOPE STREET, 27TH FLOOR
                       LOS ANGELES, CALIFORNIA 90071-1488
                             TELEPHONE (213)683-6500

                                February 26, 1992



First Investors Multi-State
  Insured Tax-Free Fund
95 Wall Street
New York, New York 10005

                     Re: California Insured Tax-Free Series

Gentlemen:

                  You have requested our opinion regarding taxation of the California Insured Tax-Free Series ("California Series") of the First Investors Multi-State Insured Tax-Free Fund (the "Fund") and investors in the California Series who are California resident individuals, estates, trusts and corporations under the California personal income, bank and corporation, and state property tax laws.

                  In rendering this opinion, we have relied solely upon the facts stated and representations made in Post-Effective Amendment Number 12 to the Fund's Registration Statement to be filed on Form N-1A with respect to the California Series under the Securities Act of 1933 and the Investment Company Act of 1940. The opinions expressed herein represent our judgment regarding the proper treatment of the California Series and the shareholders thereof on the basis of our analysis of the provisions of the California Revenue and Taxation Code ("R&T Code"), case law and the regulations and published rulings of the California Franchise Tax Board (the "Board") which exist as of the time this opinion is rendered, all of which are subject to prospective or retroactive change.

                              FACTS AND ASSUMPTIONS
                           UPON WHICH OPINION IS BASED

                  Based upon such facts and the representations and legal conclusions contained in the documents referred to in the preceding paragraph, we have specifically assumed the following facts and legal conclusions in rendering this opinion and render no opinion with respect to the subject matter thereof:

                  The Fund is a duly organized and validly existing business trust under the laws of the Commonwealth of Massachusetts and has registered with the Securities and Exchange commission (the "Commission") as a diversified open-end management company under the Investment company Act of 1940 (the "Act"). The investment objective of the California Series is to provide shareholders with high current income exempt from federal income tax and California personal income taxes. The term "federal income tax" as used herein refers to the regular income tax and the alternative minimum tax.

                  The California Series is properly treated for federal income tax purposes as an association taxable as a corporation under Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "IRC"), and that for each of its taxable years, the California Series will qualify as a regulated investment company ("IRC") under Subchapter M of the IRC.

                  You have  specifically  represented  to us that  under  normal market conditions, at least 80% of the value of the assets of the California Series will be invested in obligations issued by the State of California and its municipalities, political subdivisions and governmental agencies and instrumentalities the interest on which if held by individuals is exempt from federal income tax and also from California personal income tax ("California Municipal Instruments"). For federal income tax purposes, the California Series will be eligible in each taxable year to distribute exempt-interest dividends under Section 852(b)(5) of the IRC, because at the close of each quarter of its taxable year, at least 50% of the value of its total assets will be invested in obligations the interest on which is exempt from federal income tax under
Section 103(a) of the IRC. Therefore, for federal income tax purposes, the California Series will be able to pass through to its shareholders the tax-exempt character of interest income on its holdings of California Municipal Instruments.


Taxation of the California Series.

                  The California Bank and Corporation Tax Law (Part 11, Div. II, of the R&T Code) contains provisions largely comparable to the provisions of Subchapter M of the IRC which govern the taxation of RICs. The California provisions governing the taxation of RICs contained in R&T Code Section 24412 differ from their federal counterparts in that:

         A. Under the IRC, net capital gains and ordinary income of RICs are differentiated, and are subject to tax separately if they are not distributed as dividends. California does not compute income from capital gains and ordinary income separately nor does it characterize, for purposes of the dividends paid deduction, distributions from capital gains any differently than those from ordinary income. Further, under the IRC, there is a limited rate above which net long-term capital gains of RICs are not taxed. California law does not differentiate between capital gains and ordinary income as to the rate of tax.

         B. California law provides for a more limited net operating loss deduction than under federal law. Specifically (and in addition to other more technical rules of limited application), no carrybacks are allowed and carryforwards are limited to fifty percent of the California net operating loss.

         C. The denial of the availability to RICs of the dividends received deductions under the IRC is modified under the R&T Code to deny the comparable deductions otherwise available under California law.

         D. California allows to RICs a dividends paid deduction for amounts received by RICs which are exempt interest under the IRC, but which are included in the RICs gross income for California purposes and distributed as dividends.

                  Accordingly, based upon the assumption that the California Series is a RIC under federal law, except as to those matters noted above, the California Series will not be subject to California tax on its income to the same extent it is not subject to federal income tax.


Taxation of California Resident Individuals, Estates and Trusts

                  The California Personal Income Tax Law, codified as Part 10, Div. II, of the R&T Code, largely incorporates by reference the IRC as amended through January 1, 1991, with certain exclusions and modifications. Resident individuals, estates and trusts are subject to tax under Sections 17041(a) and
(e) on their taxable  income.  In all cases,  "taxable  income" is defined as in
Section 63 of the IRC with a few exceptions not relevant here (R&T Code Section 17073). Therefore, taxable income equals adjusted gross income minus certain deductions (with certain exceptions noted in Section 17072). Adjusted gross income is in turn derived from gross income under Section 61 of the IRC.

                  R&T Code Section 17133 provides that California gross income does not include income which the state is prohibited from taxing under the constitution or laws of the United States of America or under the Constitution of the State. Article XIII, Section 26(b), of the California Constitution states, "Interest on bonds issued by the State or a local government in the State is exempt from taxes on income." Therefore, the interest on certain California income tax pursuant to which such obligations were issued, which legislation may also derive its ultimate authority from Article XIII, Section 26(b), of the Constitution. In both cases, the exemption applies if the obligations are held directly by resident individuals, estates and trusts.

                  California has incorporated provisions which have largely the same effect as provisions of the IRC concerning the taxation of individuals, estates and trusts on dividends of tax exempt income received from RICs, except as to the treatment of undistributed capital gains of IRC Section 852(b)(3)(D) which does not apply for California purposes, and the special California rules for "exempt interest dividends." R&T Code Section 17088. "Exempt interest dividends" may be paid to California resident individuals, estates and trusts without their inclusion in the taxable income of such taxpayers if they are paid by a "management company" and certain tests are met.


                  Under R&T Code Section 17145, in order for a management company (the definition of which includes RICs qualified as such under R&T Code
Section 24412) to be eligible to pay "exempt interest dividends," at least fifty percent of the fair market value of its total assets on the last day of each quarter of its taxable year must be held in the form of obligations which, when held by an individual, the interest from them is exempt from California tax. "Exempt interest dividends" are dividends paid by a management company during a taxable year, properly designated as such, less certain expenses related to exempt income, and which do not exceed the interest received by the management company which would be exempt from California tax if received by a California resident individual. In order for exempt interest dividends to be properly designated, they must be designated as exempt interest dividends by the paying management company or series thereof in a written notice mailed to shareholders, not later than sixty days after the close of the taxable year of the management company in which they are paid.

                  The expenses that reduce exempt interest dividends are the expenses relating to tax exempt income which would be nondeductible if the RIC were an individual, such as interest on debts incurred to purchase or carry tax exempt bonds, and the amount of bond premium on tax exempt bonds which would be nondeductible if the RIC were an individual. The manner in which the expenses are used to reduce otherwise exempt interest dividends is to limit the maximum amount of a shareholder's exempt interest dividends to the shareholder's allocable sum of 1) interest on obligations which is exempt under California law plus 2) interest on tax exempt obligations of the United States(1) less 3) the amount of the expenses calculated under the preceding sentence.

                  Thus, only that portion of dividends received by a California individual, trust or estate from a RIC will be exempt from California tax which is proportionate to the percentage of interest received by the RIC from obligations which are themselves exempt from California tax (Appeal of Smith, 5 SBE 42 (SBE, October 9, 1991)). Further, only that portion of those dividends will be exempt which is the same proportion as the designated dividends less the nondeductible expenses, divided by the amount of the designated dividends.

                  Based upon the assumption that the California Series is a RIC under the IRC and the further assumption that more than fifty percent of its assets at the end of each quarter will be in the form of California Municipal Instruments, distributions, less allocable nondeductible expenses as discussed above, made by the California Series to individuals, estates and trusts resident in California will be exempt from California Personal Income Tax to the extent the distributions are properly designated as "exempt interest dividends," and are derived from California Municipal Instruments or instruments of the United States which would be exempt from the California Personal Income Tax if such instruments were held directly by an individual.

                  Capital gain dividends and other dividends derived from sources other than those referred to in the preceding sentence which are distributed by the California Series will be fully includable in the California taxable income of such individuals, estates and trusts.

---------------------
         (1) There is  apparently  a  technical  error in the  drafting  of 1990 amendments to R&T Code Section 17145(b) that seemingly limits, through application of this formula, the exclusion from California tax (apart from interest directly exempt under the laws or Constitution of California) of only federally tax-exempt interest of direct obligations of the United States and not interest which is otherwise exempt under federal law of obligations issued by United States Possessions (such as Guam, Puerto Rico and the U.S. Virgin Islands). The remainder of the 1990 amendments appear intended to exclude from California tax interest on obligations of U.S Possessions otherwise exempt under federal law. Given the lack of official authority, however, we are unable to opine that exempt interest dividends derived from otherwise tax-exempt obligations of United States Possessions would be exempt from California Personal Income Tax.

Taxation of California Corporations

                  The California Bank and Corporation Tax Law imposes taxes on various classes of corporations, all of which taxes are measured by net income. The franchise tax is imposed by Section 23151 on all corporations doing business in California and by Section 23181 on all banks and financial corporations located in California. The corporation income tax is imposed by Section 23501 on corporations which derive income from California sources but are not engaged in business in California.

                  For purposes of the franchise tax, Section 24272 provides that "gross income" includes all interest received from federal, state, municipal or other bonds. Therefore, even if California Municipal Instruments were held directly by corporations subject to such tax, interest on such obligations would nevertheless be taxable to them. For purposes of the corporation income tax,
Article XIII, Section 26(b), of the California Constitution would require exclusion of interest on such obligations from gross income if such obligations were held directly by the corporation.

                  The California Bank and Corporation Tax Law has no provisions comparable to Sections 852(b)(3) and (5) of the Code permitting regulated investment companies to pass through to their shareholders the character of their tax-free income and their capital gains. Therefore, all distributions made by the California Series to corporations which are subject to either the California franchise tax or the California corporate income tax will be taxable as ordinary income to such corporations.

Property Taxes

                  Section 212 of the Revenue and Taxation Code exempts from California property taxes "notes, debentures, shares of capital stock, solvent credits, bonds, deeds of trust, mortgages, and any interest in such property." We believe that shares of a regulated investment company which invests in Municipal Instruments would be regarded as representing shares of capital stock or an interest in bonds held by the shareholders. Therefore, shares of the California Series will be exempt from California property taxes.

                  On the basis of the foregoing, it is our opinion that

         (1) so long as the Fund qualifies as a RIC under IRC Section 851, the California Series will be subject to taxation under the California Bank and Corporation Tax Law only to the same extent it is subject to tax under IRC Sections 851 through 855 and 860, except with respect to undistributed capital gains, net operating loss carryforwards and carrybacks, the dividend received deductions and the dividends paid deduction;

         (2) if the Fund qualifies as a RIC, and the California Series operates so that at least 50% of the value of its total assets is invested in California Municipal Instruments and/or instruments of the United States exempt from California tax, interest distributions, less allocable expenses, made by the California Series to shareholders which are California resident individuals, estates and trusts, not exceeding the interest received by the California Series on California Municipal Instruments or on direct Federal obligations, which would be exempt from California Personal Income Tax if received by an individual, and which distributions are properly designated by the Series as "exempt interest dividends," will not be includable in the income of such shareholders for purposes of the California Personal Income Tax. Capital gain distributions and distributions other than "exempt interest dividends" made by the California Series will be taxable to such shareholders as ordinary income and potentially subject to the California alternative minimum tax;

         (3) distributions made by the California Series to corporate shareholders subject to tax in California will be subject to the California franchise or corporate income taxes and will be treated as ordinary income; and

         (4) shares of the California Series will not be subject to the California property tax in the hands of the holders thereof.

                  We hereby consent to the inclusion of this opinion as an Exhibit to Post-Effective Amendment Number 12 to the Registration Statement filed on behalf of the Fund with the Commission and the applications and registration statements filed in accordance with the securities laws of the several states in which shares of the Fund are to be offered. We further consent to the references in the Prospectus to our firm and the fact that this opinion has been rendered.

                                          Very truly yours,

                          /s/Parker, Milliken, Clark, O'Hara & Samuelian

                             Parker, Milliken, Clark, O'Hara & Samuelian,
                                       A Professional Corporation